Exhibit 10.3

TRADEMARK PURCHASE AND ASSIGNMENT AGREEMENT

This Trademark Purchase and Assignment Agreement (the "Agreement") is made as of August 31, 2011 (the "Effective Date"), between Robert Vasaturo, Jr., a natural person residing in Florida (“Mr. Vasaturo”), and Philly Westshore Franchising Enterprises, Inc., a Florida corporation ("Philly Westshore").

RECITALS

A.   Mr. Vasaturo is the owner of the trademark registrations listed on Exhibit “A” (the "Trademark Registrations").

B.   Philly Westshore wishes to acquire Mr. Vasaturo's rights in the trademarks referred to in the Trademark Registrations and Mr. Vasaturo wishes to sell such rights to Philly Westshore on the terms and conditions set forth below.

AGREEMENT

In consideration of the payment of the royalties by Philly Westshore to Mr. Vasaturo and the promises and agreements herein contained, the sufficiency of which consideration is hereby acknowledged, Philly Westshore and Mr. Vasaturo hereby agree as follows:

Section 1.  Assignment.  Mr. Vasaturo hereby sells, assigns, conveys and transfers to Philly Westshore Mr. Vasaturo's entire right, title and interest in and to the Trademark Registrations and the trademarks as referred to in the Trademark Registrations, together with all goodwill associated therewith, for use and registration by Philly Westshore (collectively, the "Transferred Trademarks").

Section 2.  Royalty Payments.  During the Term (as defined in Paragraph 18 hereof), Philly Westshore will pay to Mr. Vasaturo, his heirs and assigns, a royalty calculated as provided below, paid monthly by the thirtieth day of the following month:

Twenty percent (20%) of the of the net initial franchise fee (as hereinafter defined) for each new franchise Mr. Vasaturo or his agents sell outside of the State of Florida on behalf of Philly Westshore and twenty percent (20%) of the net royalty income (as hereinafter defined) derived from such franchises, including franchises under contract as of the Effective Date in the State of Ohio franchise deal, received by Philly Westshore for each such franchise.

The net initial franchise fee is defined as the initial franchise fee received from each new franchisee, if any, reduced by (i) commission (if any) paid to a third party broker on the franchise sale, (ii) reasonable cost of training provided to the franchisee (currently $4,500 each), (iii) the fee split with the regional representative (if any), and (iv) any other direct expenses incurred in the sale of the franchise.  An example of the calculation if a Regional Representative is used is as follows:

Initial Franchise Fee	$30,000
Split with Regional Representative (50%)	15,000
Net Initial Franchise Fee	15,000
Vasaturo share	$3,000

Net royalty income is defined as the royalty paid by the franchisee (currently 5% of sales) reduced by (i) the advertising fee (generally one percent) and (ii) the royalty income split with the regional representative (if any).  An example of the calculation is as follows:

Franchisee monthly revenue subject to royalty	$100,000
Gross Royalty Income	5,000
Advertising	500
Split with Regional Representative (50%)	4,500
Net Royalty Income	2,250
Vasaturo share	$450

Section 3.  Cooperation; Costs and Expenses.  Mr. Vasaturo shall execute and deliver to Philly Westshore all documentation required to perfect the transfer of the Transferred Trademarks in the trademark registry of the United States; provided, however, that Mr. Vasaturo shall not be required to incur any out-of-pocket expenses.  Subject to the foregoing, Philly Westshore shall be responsible for preparation of all documentation required to perfect the transfer of the Trademark Registrations and shall pay all costs incurred in connection therewith.  Each party shall execute and deliver to the other party any further documentation reasonably requested to effect or confirm the transfers and agreements contemplated by this Agreement.

Section 4.  Mr. Vasaturo's Representations and Warranties.  Mr. Vasaturo warrants and represents to Philly Westshore that as of the Effective Date:

a.  Mr. Vasaturo is the owner of all right, title and interest in the Trademark Registrations and the Trademark Registrations are valid and in good standing.

b.    There is no outstanding indebtedness incurred by Mr. Vasaturo which constitutes a valid lien or security interest could be filed against the Trademark Registrations in the respective trademark registries. Mr. Vasaturo's duty of cooperation under Paragraph 11 hereof.

c.    There is no past due fee or payment owing in the respective trademark registries relating to the Trademark Registrations.

Section 5.  Philly Westshore's Representations and Warranties.  Philly Westshore represents and warrants to Mr. Vasaturo that as of the Effective Date, Philly Westshore is a corporation duly organized and in good standing under the laws of Florida.  Philly Westshore has full right and authority to enter into this Agreement and to consummate the transaction contemplated hereby.  All requisite corporate action has been taken by Philly Westshore in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transaction contemplated hereby. Each of the persons signing this Agreement on behalf of Philly Westshore is duly authorized to do so.

Section 6.  Notices.

a.  Procedure for giving notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.

b.  Addresses for notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:

As to Philly Westshore:	Robert Vasaturo, Jr., President
Philly Westshore Franchising Enterprises, Inc.
4802 West Bay Court Avenue
Tampa, FL 33681
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328
As to Mr. Vasaturo:	Mr. Robert Vasaturo, Jr.
P.O. Box 13137
Tampa, FL 33681
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328

c.  Change of address.  A party may change its address for notices by sending a notice of such change to all other parties by the means provided in Section 6(a).

Section 7.  Effective date.  The effective date of this Agreement shall for all purposes be the date set forth in first paragraph hereof notwithstanding a later actual date of execution by any individual party.

Section 8.  Entire agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties.

Section 9.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 10.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 11.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the other party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 12.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 13.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.  Signatures on this Agreement transmitted via facsimile or by electronic mail (email) shall be treated as an original for all purposes hereunder.

Section 14.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of Philly Westshore shall not be assigned without the prior written consent of Mr. Vasaturo.  Mr. Vasaturo shall  have the right to assign his rights under this Agreement at any time without any consent whatsoever from Philly Westshore.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 15.  Survival of representations and warranties.  The representations and warranties made herein shall survive the execution and delivery of this Agreement and full performance hereunder of the obligations of the representing and warranting party.

Section 16.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Florida in and for Hillsborough County, Florida, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

Section 17.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

Section 18.  Term.

a.           The term of this Agreement shall commence as of the Effective Date hereof and shall expire twenty (20) years from the Effective Date (the “Term”).

b.           Mr. Vasaturo shall have the right, upon notice delivered to Philly Westshore on or before the expiration of the initial twenty (20) year Term, to extend the Term of this Agreement for an additional twenty (20) years.  In the event Mr. Vasaturo notifies Philly Westshore that he is extending the Term hereof as aforesaid, then all of the terms and conditions in this Agreement shall remain in full force and effect for the extended Term of this Agreement.

Section 19.  Covenant of Bella Petrella’s Holdings, Inc.  Bella Petrella’s Holdings, Inc., the owner of all of the issued and outstanding shares of Philly Westshore, does hereby covenant and agree that it shall not, at any time during the Term of this Agreement:

a.           vote to authorize Philly Westshore to transfer all or substantially all of its assets to any third party whomsoever without also requiring Philly Westshore’s obligations under this Agreement be assumed in writing, by any such purchaser.  No such transfer of assets shall be consummated without Mr. Vasaturo having first agreed to the terms and conditions of the assumption of Philly Westshore’s obligations under this Agreement by any such purchaser of Philly Westshore’s assets; and

b.           allow any other entity which it controls, is controlled by or under common control with it, to sell franchises for pizza stores other than Philly Westshore, which would circumvent the intent of this Agreement.

Section 20.  Employment by Mr. Vasaturo Not Necessary.  Philly Westshore does hereby acknowledge and agree that the continued employment of Mr. Vasaturo with Philly Westshore, whether under an Employment Agreement or otherwise, shall not be required for Mr. Vasaturo to receive the royalty payments set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

[Signatures on following page.]

[Corporate Seal]	Philly Westshore Franchising Enterprises, Inc.
Attest:	By:	/s/ John V. Whitman, Jr.
/s/ Jackson L. Morris		John V. Whitman, Jr., Vice President
Jackson L. Morris, Secretary

Witness:
/s/ Robert Vasaturo, Jr.
Robert Vasaturo, Jr.

For purposes of Section 19 hereof:
Bella Petrella’s Holdings, Inc.
	By:	/s/ John V. Whitman, Jr.
John V. Whitman, Jr., Vice President

EXHIBIT “A”

Trademark Registrations

Trademark                                                                                  Registration No.

WESTSHORE THE TASTE OF                                                                          3523306
PHILLY PIZZA & CHEESESTEAKS
AND BASEBALL DIAMOND